Exhibit 10.29
Secured Promissory Note
(Term Loan B2)

$2,500,000.00	September 12, 2008
     FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to the order of Silicon Valley Bank (“Holder”), at 3003 Tasman Drive, HF 150, Santa Clara, California 95054, or at such other address as the holder of this Note shall direct, the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000), on September 11, 2009 (the “Maturity Date”). Borrower shall have no right to pay, and Holder shall have no obligation to accept for application to this Note, any payment of or other credit against the principal hereof prior to the Maturity Date. This Note is the promissory note referred to in the Loan and Security Agreement between the Borrower and Silicon Valley Bank of substantially even date (the “Loan Agreement”) as further evidencing the Term Loan B2.
     This Note shall bear interest on the unpaid principal balance hereof from time to time outstanding at a floating per annum rate equal to 2.25 percentage points above the Prime Rate, provided that the interest rate in effect on any day shall not be less than 7.0% per annum. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. As used herein, “Prime Rate” means Silicon Valley Bank’s most recently announced “prime rate,” even if it is not Silicon Valley Bank’s lowest rate. Changes to the interest rate based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
     Accrued interest on this Note shall be payable monthly commencing on the first day of the calendar month following the date hereof and continuing on the same day of each succeeding month. On the Maturity Date, along with the unpaid principal balance hereof, Borrower shall pay all remaining accrued and unpaid interest. Any accrued interest not paid when due shall bear interest at the same rate as the principal hereunder.
     Principal of and interest on this Note shall be payable in lawful money of the United States of America.
     In the event any payment of principal or interest on this Note is not paid in full when due, or if any other default or event of default occurs hereunder, or if an Event of Default occurs under the Loan Agreement (collectively, “Events of Default”), Holder may, at its option, at any time thereafter, declare the entire unpaid principal balance of this Note plus all accrued interest to be immediately due and payable, without notice or demand (but if Borrower begins an Insolvency Proceeding, or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days, the entire unpaid principal balance of this Note plus all accrued interest shall be immediately due and payable, without notice or demand, without any action by Bank). Without limiting Holder’s other rights and remedies, immediately upon the occurrence and during the continuance of an Event of Default, this Note shall bear interest at a rate per annum which is five percentage points above the rate which is otherwise applicable.

Silicon Valley Bank	Secured Promissory Note
Payment or acceptance of such increased interest rate is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Holder. (For purposes hereof, “Insolvency Proceeding” is any proceeding by or against Borrower under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.)
     All payments hereunder are to be applied first to costs and fees referred to hereunder, second to the payment of accrued interest and the remaining balance to the payment of principal. Without limitation on the fact that Borrower may not prepay any principal hereof, any principal prepayment hereunder shall be applied against principal payments in the inverse order of maturity. Holder shall have the continuing and exclusive right to apply or reverse and reapply any and all payments hereunder.
     The Borrower agrees to pay all costs and expenses (including without limitation attorney’s fees) incurred by Holder in connection with or related to this Note, or its enforcement, whether or not suit be brought. The Borrower hereby waives presentment, demand for payment, notice of dishonor, notice of nonpayment, protest, notice of protest, and any and all other notices and demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and the Borrower hereby waives the benefits of any statute of limitations with respect to any action to enforce, or otherwise related to, this Note.
     This Note is secured by the Loan Agreement and all other present and future security agreements between the Borrower and Holder. Nothing herein shall be deemed to limit any of the terms or provisions of the Loan Agreement or any other present or future document, instrument or agreement, between the Borrower and Holder, and all of Holder’s rights and remedies hereunder and thereunder are cumulative. Without limitation on the foregoing, Borrower hereby grants Holder, to secure the payment and performance of Borrower’s obligations under this Note, a continuing security interest in, and pledges to Holder, the Collateral described on Exhibit A hereto, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.
     In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.
     No waiver or modification of any of the terms or provisions of this Note shall be valid or binding unless set forth in a writing signed by a duly authorized officer of Holder, and then only to the extent therein specifically set forth. If more than one person executes this Note, their obligations hereunder shall be joint and several.
     California law governs this Note without regard to principles of conflicts of law. Borrower and Holder each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Note shall be deemed to operate to preclude Holder from bringing suit or taking other legal action in any other jurisdiction to realize on any collateral or any other security for this Note, or to enforce a

Silicon Valley Bank	Secured Promissory Note
judgment or other court order in favor of Holder. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.
     TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND HOLDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS NOTE OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
     WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any

Silicon Valley Bank	Secured Promissory Note
party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

CARDIOVASCULAR SYSTEMS, INC., a Minnesota corporation

By	/s/ Laurence L. Betterley

Its	CFO

By	/s/ David L. Martin

Its	CEO

Silicon Valley Bank	Secured Promissory Note
EXHIBIT A
     The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
     All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
     Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: (1) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing, or (2) Auction Rate Securities (UBS).
     Pursuant to the terms of a certain negative pledge arrangement with Collateral Agent and Lenders, Borrower has agreed not to encumber any of its (1) Auction Rate Securities (UBS), except in favor of UBS Bank USA, or (2) copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Collateral Agent’s prior written consent.
     For purposes of this Collateral description, the following terms shall have the following meanings:
     “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
     “Auction Rate Securities (UBS)” means the Auction Rate Securities owned by Borrower and held with UBS Financial Services Inc. and serving as collateral for the UBS Loans.
     “Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
     “Code” means the California Uniform Commercial Code.

Silicon Valley Bank	Secured Promissory Note
     “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.